    Filed pursuant to Rule 424(b)(2) Registration No. 333-52269

    PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED July 31, 1998)

                        PRICE COMMUNICATIONS CORPORATION

    Warrants to purchase for $0.01 1,030,656 Shares of Common Stock 1,030,656 Shares of Common Stock, $0.01 Par Value Per Share

    The Prospectus, dated July 31, 1998 (the "Prospectus"), relating to the offering for resale of 527,696 warrants (the "Warrants") issued by Price Communication Cellular Holdings, Inc. (the "Issuer") to purchase an aggregate of 1,030,656 shares of common stock, par value $0.01 per share ("Common Stock"), of Price Communications Corporation, a New York corporation (the "Company") from time to time for the accounts of certain security holders of the Company named therein or in a supplement thereto (the "Selling Security Holders") and relating to the offering from time to time of the 1,030,656 shares of Common Stock (the "Warrant Shares") that may be purchased upon the exercise of the Warrants by the Selling Security Holders is hereby supplemented as set forth below.

    The table on page 22 of the Prospectus under the heading "Selling Security Holders," which sets forth information with respect to the Selling Security Holders and the respective number of Warrants beneficially owned by each Selling Security Holder that may be offered for resale pursuant to the Prospectus is hereby supplemented as follows:

                                                          PRICE COMMUNICATIONS
                                                      CORPORATION WARRANTS DUE 2007      AMOUNT OF
                                       HELD IN THE              HOLDINGS                SECURITIES
                                         NOMINEE             AS OF 08/06/98               OFFERED         PERCENTAGE
SELLING SECURITY HOLDER                  NAME OF             CUSIP 741437149              HEREBY             OWNED
------------------------------------  --------------  -----------------------------  -----------------  ---------------
Fidelity Summer Street Trust:             Hudd & Co.               17,200                   17,200               3.3%
Fidelity Capital & Income Fund*

Fidelity Fixed-Income Trust:              Hudd & Co.               12,074                   12,074               2.3%
Fidelity High Income Fund*

Fidelity Management Trust Company on      Hudd & Co.                8,566                    8,566               1.6%
  behalf of accounts managed by it**

Total                                                              37,840                   37,840               7.2%

------------------------

* The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of August 6, 1998.

** Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in
    Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. These holdings are as of August 6, 1998.

    None of the Selling Security Holders listed above has, or within the past three years has had, any position, office or other material relationship with the Price Communications Corporation or any of its predecessors or affiliates.

    Because the Selling Security Holders may offer all or some portion of the above referenced security pursuant to this Prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the Selling Security Holders upon termination of any such sale. In addition, the Selling Security Holders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since August 6, 1998 in transactions exempt from the registration requirements of the Securities Act of 1933. The Selling Security Holders may sell all, part or none of the securities listed above.

    Filed pursuant to Rule 424(b)(2) Registration No. 333-52269

    PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED July 31, 1998)

                        PRICE COMMUNICATIONS CORPORATION

    Warrants to purchase for $0.01 1,030,656 Shares of Common Stock 1,030,656 Shares of Common Stock, $0.01 Par Value Per Share

    The Prospectus, dated July 31, 1998 (the "Prospectus"), relating to the offering for resale of 527,696 warrants (the "Warrants") issued by Price Communication Cellular Holdings, Inc. (the "Issuer") to purchase an aggregate of 1,030,656 shares of common stock, par value $0.01 per share ("Common Stock"), of Price Communications Corporation, a New York corporation (the "Company") from time to time for the accounts of certain security holders of the Company named therein or in a supplement thereto (the "Selling Security Holders") and relating to the offering from time to time of the 1,030,656 shares of Common Stock (the "Warrant Shares") that may be purchased upon the exercise of the Warrants by the Selling Security Holders is hereby supplemented as set forth below.

    The table on page 22 of the Prospectus under the heading "Selling Security Holders," which sets forth information with respect to the Selling Security Holders and the respective number of Warrants beneficially owned by each Selling Security Holder that may be offered for resale pursuant to the Prospectus is hereby supplemented as follows:

SELLING SECURITY HOLDER                                                         WARRANTS OWNED    PERCENTAGE OWNED
------------------------------------------------------------------------------  ---------------  -------------------
Atlas Strategic Income Fund...................................................           516                0.1%
Oppenheimer Champion Income Fund..............................................        19,178                3.6%
Oppenheimer Strategic Income Fund.............................................        60,389               11.4%
Oppenheimer Strategic Bond Fund...............................................         3,096                0.6%
Oppenheimer High Yield Fund...................................................        31,716                6.0%
Oppenheimer Bond Fund.........................................................           258               0.05%
Oppenheimer High Income Fund..................................................         8,600                1.6%
Oppenheimer Multi Sector Income Trust.........................................         4,300                0.8%
Oppenheimer World Bond Fund...................................................           172               0.03%

    None of the foregoing Selling Security Holders has, or within the past three years has had, any position or office with, been employed by or otherwise has had a material relationship with the Company or any of its affiliates.